Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated July 9, 2012, relating to the consolidated financial statements and consolidated financial statement schedule of School Specialty Inc. and subsidiaries, and the effectiveness of School Specialty Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of School Specialty Inc. for the year ended April 28, 2012.

/s/ DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin

September 6, 2012